Exhibit 1

Group Members

Kar-Tess Holding S.A.
The Coca-Cola Export Corporation
Barlan, Inc.
Atlantic Industries
Coca-Cola Overseas Parent Ltd
Refreshment Product Services, Inc.
CCHBC Grouping Inc.
Mr. George A. David
Mr. Haralambos K. Leventis
Mr. Anastasios P. Leventis
Mr. Anastassis David